CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT AS SUCH INFORMATION IS BOTH (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

AMENDMENT NO. 12 TO ADMINISTRATION AGREEME T

THIS AMENDMENT NO. 12 TO ADMINISTRATION AGREEMENT (this "Amendment''), made this i31h day of May, 2019 (the "Amendment Effective Date"), between RiverPark Funds Trust a statutory trust formed under the laws of the State of Delaware (the "Trusf'), and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the "Administrator").

WHEREAS:

1.	The parties hereto entered into an Administration Agreement, dated as of September B, 2010, as amended by Amendment No, 1, dated October 1, 2011; Amendment No. 2, dated April 1, 2012; Amendment No. 3, dated May, 2013; Amendment No. 4, dated August 12, 2013; Amendment No. 5, dated January 29, 2015; Amendment No. 6, dated August 10, 2015; Amendment No. 7, dated October 1, 2015; Amendment No. 10, dated October 1, 2016 and Amendment No. 11 dated August 7, 201B (together, the "Agreement"), pursuant to which, among other things, the Administrator agreed to provide certain administration services on behalf of the Trust;

2.	The parties acknowledge and agree that due to a numbering error, no Amendment No. 8 or Amendment No. 9 to the Agreement exist; and

3.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.	Section 9.01 (Term and Renewal). Section 9.0i (Term and Renewal) of the Agreement is hereby deleted in its entirety and replaced as follows:

9.01	Term and Renewal. This Agreement shall become effective as of the Effective Date and shall remain in effect through and until September 30, 2022 {the "Initial Term"), and thereafter shall automatically renew for successive two year terms (each such period, a "Renewal Term"} unless terminated by any party giving written notice of non-renewal at least one hundred twenty days prior to the last day of the then current term to each other party hereto.

3.	Schedule I (Portfolios). From and after the Amendment Effective Date, Schedule I (Portfolios) is hereby deleted in its entirety and replaced with the Schedule I (Portfolios) attached hereto and made a part herewith.

4.	Schedule Ill (Schedule of Fees). From and after October 1, 2019, Schedule 111 (Schedule of Fees) is hereby deleted in its entirety and replaced with the Schedule Ill (Schedule of Fees) attached hereto and made a part herewith. For the avoidance of doubt, from the Amendment Effective Date through and until September 30, 2019, the Fee Schedule of the Agreement as set forth in Amendment No. 7 dated October 1, 2015, shall remain in full force and effect.

5.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

6.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

7.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator the Trust and each of their respective permitted successors and assigns.

8.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

ADMINISTRATOR:	TRUST:
SEI INVESTMENTS GLOBAL FUNDS SERVICES By: /s/ John Alshefski Name: John Alshefski Title: SVP	RIVERPARK FUNDS TRUST By: /s/ Morty Schaja Name: Morty Schaja Title: Chairman

SCHEDULE I

Portfolios

RiverPark Large Growth Fund

RiverPark/Wedgewood Fund

RiverPark Short Term High Yield Fund

RiverPark Long/Short Opportunity Fund

RiverPark Strategic Income Fund

RiverPark CMBS Floating Rate Fund

SCHEDULE III

Schedule of Fees

Administration and Accounting Fee:

The following fees are due and payable monthly to Administrator pursuant to Section 8 of the Agreement. Each Portfolio will be charged its pro rata portion of the greater of the Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fees: (calculated and assessed monthly in arrears based on aggregate net assets of the

Trust):

Trust Assets*	Annual Minimum Fee
First $1 billion in aggregate net assets	[]
Next $2 billion in aggregate net assets	[]
Next $2 billion in aggregate net assets	[]
Aggregate net assets in excess of $5 billion	[]

* Notwithstanding the foregoing, solely during the period beginning October 1, 2019, and ending September 30, 2020, the assets of RiverPark CMBS Floating Rate Fund shall not be included as Trust Assets for purposes of calculating the Trust's Asset Based Fees, and RiverPark CMBS Floating Rate Fund shall be charged a separate asset based fee equal to [] basis points. Unless otherwise agreed to in writing, from and after October 1, 2020, the assets of RiverPark CMBS Floating Rate Fund shall be included as part of the standard Asset Based Fees calculation at the same rate as applicable to all Trust Assets.

Annual Minimum Fee (calculated and paid on a monthly basis):

Portfolios	Annual Minimum Fee
RiverPark Large Growth Fund
RiverPark Wedgewood Fund
RiverPark Short Term High Yield Fund	[]*
RiverPark Long/Short Opportunity Fund
RiverPark Strategic Income Fund
RiverPark CMBS Floating Rate Fund

* In the event that one or more new Portfolios are added to or removed from this Agreement after the Amendment Effective Date, the Annual Minimum Fee shall be increased by $[] per new Portfolio added, reduced by $[] for each Portfolio removed leaving at least five Portfolios in the Trust, and reduced by $[] for each Portfolio removed leaving less than five Portfolios in the Trust.

Additional Classes:

$[] per annum per class for each class in excess of two per Portfolio

Expense Reimbursement:

All reasonable expenses incurred by the Administrator on behalf of a Portfolio will be billed to the applicable Portfolio quarterly in arrears as set forth in Section 7.02 of this Agreement.

Change of Terms:

This schedule is based upon regulatory requirements and Trust's requirements as set forth in its Trust Materials as of the Effective Date. Any material change to any of the foregoing, including but not limited to, a material change in Trust's assets or the investment objective of a Portfolio will constitute a material change to this Agreement. If such a change occurs, the Administrator agrees to review the change with representatives of Trust and provide information concerning the feasibility of implementing any additional or enhanced services and associated costs resulting from such change. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional or enhanced service.

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